Exhibit 99.1
The Honest Company Reports Second Quarter 2021 Financial Results

Seventh consecutive quarter of year-over-year revenue and volume growth
Revenue grew 3% and 20%, respectively, as compared to second quarter of 2020 and 2019

LOS ANGELES, Calif. – August 13, 2021 – The Honest Company (NASDAQ: HNST), a digitally native, mission-driven brand focused on leading the clean lifestyle movement, reported second quarter 2021 financial results for the three and six months ended June 30, 2021.

“The underlying strength and financial performance of our overall business for the first half of 2021 reflects the ongoing success of our strategic initiatives focused on Content, Community, Commerce, and our powerful innovation and category expansion,” said Nick Vlahos, Chief Executive Officer of The Honest Company. “For the first half of 2021, we were pleased to deliver 8% revenue and volume growth on top of the accelerated COVID stock-up surge of 25% revenue growth that we saw in the first half of 2020 as compared to the first half of 2019. We also exceeded our gross margin expectations for the overall business in the first half of 2021, showing the strength of our business at a time when our entire industry faced a challenging input cost, inventory and supply chain environment.”

Vlahos continued, "During the second quarter we saw positive consumer response to our new Clean Conscious Diaper and marketing innovation with over 17% retail consumption growth for Honest's Diapers, Wipes and Personal Care products as measured by syndicated data for the thirteen-weeks ended June 27, 2021. This growth is on top of the significant COVID-19 stock-up we experienced in the Diapers and Wipes category in 2020. As we look to the remainder of the year, we continue to have confidence in our three year strategic plan, Strategy 2023, and are focused on executing with excellence to deliver shareholder value over the long-term and solidify Honest's position as the next generation, modern CPG company.”

Second Quarter Highlights

•Revenue grew 3% from the second quarter of 2020; excluding an estimated $3.7 million COVID-19 stock-up impact primarily in Diapers and Wipes in the prior year period, revenue growth was 9%(1):
◦Skin and Personal Care revenue increased 16% from the second quarter of 2020 and increased 39% as compared to the second quarter of 2019.
◦Diapers and Wipes declined 2% as compared to the second quarter of 2020 with mid-single digit growth in diapers offset by the 2020 COVID-19 stock-up impact in the prior year period. Diapers and Wipes grew 17% as compared to the second quarter of 2019.
◦Household and Wellness revenue declined 6% from the second quarter of 2020 as consumer and customer demand for sanitization products decreased as consumers became vaccinated and customers managed heavy levels of inventory. Household and Wellness declined 31% as compared to the second quarter of 2019 as we simplified the product portfolio while discontinuing certain non-core products that did not align with our revamped product strategy.
•Gross margin was 36% representing a decrease of 50 basis points from the second quarter of 2020 and expansion of 710 basis points from the second quarter of 2019; notably, gross margin expanded 110 basis points from the first quarter of 2021; the gross margin decline from the second quarter of 2020 was driven by more normalized levels of trade spend; the expansion in gross margin versus the second quarter of 2019 and the first quarter of 2021 was driven in part by our cost savings and product mix initiatives
•Net loss was $20.0 million (including one-time IPO related costs and other transaction-related expenses) and adjusted EBITDA was a loss of $0.8 million for the second quarter of 2021

(1) Calculated based on non-GAAP adjusted revenue for the second quarter of 2020 of $68.7 million. See the reconciliation of non-GAAP adjusted revenue, a non-GAAP financial measure, to revenue calculated in accordance with GAAP in the discussion at the end of this press release.

Second Quarter 2021 Revenue by Product Category and Channel

	For the three months ended June 30,			2021 vs 2020	2020 vs 2019	2021 vs 2019
	2021	2020	2019	% change	% change	% change
(In thousands, except percentages)
Diapers and Wipes	$47,831	$48,744	$40,823	(2)%	19%	17%
Skin and Personal Care	23,866	20,558	17,121	16	20	39
Household and Wellness	2,879	3,052	4,173	(6)	(27)	(31)
Total Revenue	$74,576	$72,354	$62,117	3%	16%	20%

	For the three months ended June 30,			2021 vs 2020	2020 vs 2019	2021 vs 2019
	2021	2020	2019	% change	% change	% change
(In thousands, except percentages)
Digital	$34,820	$46,065	$34,001	(24)%	35%	2%
Retail	39,756	26,289	28,116	51	(6)	41
Total Revenue	$74,576	$72,354	$62,117	3%	16%	20%

Revenue increased $2.2 million, or 3%, to $74.6 million for the second quarter of 2021 compared to the second quarter of 2020 when revenue increased $10.2 million, or 16%, compared to the second quarter of 2019. Results for the second quarter of 2021 were impacted by a reduction of inventory on-hand by a key digital partner who cut inventory in consumables in the second quarter to free up space for other products ahead of a major promotional event. During the second quarter of 2021, revenue for this customer declined by $6.4 million while consumption by the end consumer increased by 3% for this partner as compared to the second quarter of 2020.

Revenue by product category for the second quarter of 2021 compared to the second quarter of 2020 was as follows:

•Diapers and Wipes: Revenue decreased 2% as compared against significant diapers and wipes consumption during the stock-up surge at the onset of the COVID-19 pandemic. In the second quarter of 2020, the category grew 19% compared to the second quarter of 2019 driven by consumer stock-up purchases particularly in Diapers and Wipes. Notably, our diaper business grew mid-single digits in the second quarter of 2021 behind our new Clean, Conscious Diaper Innovation. Our diaper retail consumption based on syndicated data for the thirteen-weeks ended June 27, 2021 grew 33% as compared to the same period in 2020, reflecting a combination of overall strength in diaper consumption and a channel shift from digital to retail. Excluding the estimated COVID-19 Diapers and Wipes stock-up impact in the second quarter of 2020, Diapers and Wipes growth was 4% for the second quarter of 2021.

•Skin and Personal Care: Revenue increased 16% in the second quarter of 2021 even as compared to the second quarter of 2020 when Skin and Personal Care grew 20% as compared to the second quarter of 2019. This increase in revenue was driven by increased sales volume on the Company’s products across the Retail channel. Our continued investment in our Content, Community, Commerce strategy drove increases in velocity across our personal care and skin care portfolios.

•Household and Wellness: Revenue decreased 6% in the second quarter of 2021 compared to the second quarter of 2020. The decrease in revenue was primarily due to lower consumption of sanitization products as compared to the second quarter of 2020, offset partially by the new innovation in our sanitization and disinfecting products introduced in the second half of 2020 when 2020 COVID-19 stock-up behavior was stronger. Household and Wellness sales have been softer than expected as consumer demand has decreased as more consumers have become vaccinated and retailers continue to manage heavy inventories of sanitization and disinfecting products in stores.

	For the three months ended June 30,
	2021	2020	2019
(as a percentage of revenue)
Digital	47%	64%	55%
Retail	53%	36%	45%
Total Revenue	100%	100%	100%

As a truly omnichannel business, we are well positioned to be accessible to our consumers wherever they choose to shop. Last year, during the early stages of the COVID-19 pandemic, consumers sheltered in place and we saw a significant acceleration in our Digital channel which increased to 64% of revenue in the second quarter of 2020, with Retail accounting for 36% of revenue. In the second quarter of 2021, our Retail business reached 53% of revenue, which is consistent with the significant industry shift from Digital to Retail as more consumers have become vaccinated and have chosen to return to in-store shopping.

Digital channel revenue decreased 24% to $34.8 million in the second quarter of 2021 as compared to the second quarter of 2020 when Digital channel revenue grew 35% as compared to the second quarter of 2019. This decrease in revenue was largely impacted by the reduction in inventory on-hand by a key digital partner who cut inventory in consumables in the second quarter to free up space for other products ahead of a major promotional event. During the second quarter of 2021, revenue from that customer declined by $6.4 million while consumption by the end consumer increased by 3% for this partner as compared to the second quarter of 2020.

Retail channel revenue increased 51% to $39.8 million in the second quarter of 2021 as compared to the second quarter of 2020 when Retail channel revenue declined 6% as compared to the second quarter of 2019. Retail channel revenue in the second quarter of 2021 increased as more consumers have become vaccinated and have shifted behavior from Digital to Retail. We have also had success at expanding distribution and improving our merchandising programs with our retail partners especially in our Skin and Personal Care products.

Second Quarter 2021 Financial Results

	For the three months ended June 30,
	2021	2020	% change
(In thousands, except percentages)
Revenue	$74,576	$72,354	3%
Cost of revenue	47,633	45,867	4
Gross profit	26,943	26,487	2%
Gross margin	36%	37%	(1)%
Operating expenses
Selling, general and administrative	30,091	14,940	101%
Marketing	14,009	10,625	32
Research and development	2,345	1,100	113
Total operating expenses	46,445	26,665	74%
Operating income (loss)	(19,502)	(178)	NM*
Interest and other income (expense), net	(510)	(175)	191%
Income (loss) before provision for income taxes	(20,012)	(353)	NM*
Income tax provision	22	22	—%
Net income (loss)	$(20,034)	$(375)	NM*

*Percentage not meaningful.

Gross margin decreased slightly during the second quarter of 2021 as compared to the second quarter of 2020 primarily due to a more normalized level of trade spend and higher input costs.

Operating expenses increased during the second quarter of 2021 compared to the second quarter of 2020 primarily driven by increased selling, general, and administrative expense due to $10.6 million in IPO-related costs and other transaction-related expenses and an increase of $4.0 million in stock-based compensation expense. Marketing spend increased by $3.4 million driven by investment behind the Clean, Conscious Diaper innovation and Content, Community, Commerce strategy within Skin and Personal Care. Research and development expense also increased due to the Company’s investment in product innovation.

Net loss for the second quarter of 2021 was $20.0 million, compared to net loss of $0.4 million during the second quarter of 2020.

Adjusted EBITDA was a loss of $0.8 million for the second quarter of 2021 compared to a gain of $3.5 million during the second quarter of 2020. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

The Company ended the second quarter of 2021 with $95.1 million in cash, cash equivalents and short-term investments, an increase of $23.5 million compared to December 31, 2020.

Initial Public Offering

On May 4, 2021 the Company completed its initial public offering of 25,807,000 shares of common stock at a public offering price of $16.00 per share. The Company sold 6,451,613 shares of common stock and certain existing stockholders sold an aggregate of 19,355,387 shares of common stock. The Company did not receive any proceeds from the sale of shares by the selling stockholders. Total net proceeds to the Company were approximately $91.0 million, net of underwriters discounts and commissions and other offering expenses of $12.2 million. The Company granted the underwriters an option for a period of 30 days to purchase up to an additional 3,871,050 shares of common stock from the selling stockholders at $16.00 per share less the underwriting discounts and commissions, which they fully exercised in May 2021.

Immediately prior to the completion of the IPO, the Company filed an Amended and Restated Certificate of Incorporation, which authorized a total of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock. Upon the filing of the Amended and Restated Certificate of Incorporation, 49,100,928 shares of the Company’s redeemable convertible preferred stock then outstanding were automatically converted into 49,649,023 shares of the Company’s common stock.

Net loss per basic and diluted share attributable to common stockholders was $0.17 per share and on a non-GAAP basis, reflecting the conversion of redeemable convertible preferred stock as if converted at the beginning of the second quarter of 2021, was $0.23 for the second quarter of 2021. Please see the reconciliation of non-GAAP net loss per share, a non-GAAP financial measure, to net loss per share, the most directly comparable GAAP financial measure in the tables at the end of this press release.

Webcast and Conference Call Information

A webcast and conference call to discuss second quarter 2021 results is scheduled for today, August 13, 2021, at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. Those interested in participating in the conference call are invited to dial (855) 940-5313 or (929) 517-0417, if calling internationally. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will remain available on the website for 90 days.

Forward Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue and adjusted EBITDA and other operating results, in particular with respect to our revenue outlook for the remainder of 2021;
•our strategic initiatives and priorities, including the timing and cadence of marketing and product innovation;
•our ability to implement our strategy to deliver sustained long-term growth and increased value for our stakeholders;
•our ability to effectively manage our growth;
•our ability to acquire new consumers and successfully retain existing consumers;
•our ability to offset commodity prices, input cost and transportation cost inflation with productivity or pricing improvements;
•anticipated trends, growth rates and challenges in our business and in the markets in which we operate;

•the effect of COVID-19 or other public health crises on our business and the global economy, including the shift from our Digital channel to our Retail channel as consumers get vaccinated and return to in-store shopping;
•our continued revenue growth through omnichannel strategy and ability to capture growth in whitespace opportunities in our Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the prospectus for our IPO, filed on May 6, 2021, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a mission-driven, digitally-native brand focused on leading the clean lifestyle movement, creating a community for conscious consumers and seeking to disrupt multiple consumer product categories. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via honest.com, third-party ecommerce partners and approximately 32,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contact:
ICR, Inc.
Allison Malkin
Investors@honest.com
203-682-8225

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in thousands, except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020

Revenue	$74,576	$72,354	$155,607	$144,726
Cost of revenue	47,633	45,867	100,284	92,434
Gross profit	26,943	26,487	55,323	52,292
Operating expenses				—
Selling, general and administrative	30,091	14,940	46,788	29,646
Marketing	14,009	10,625	28,182	19,818
Research and development	2,345	1,100	3,991	2,266
Total operating expenses	46,445	26,665	78,961	51,730
Operating income (loss)	(19,502)	(178)	(23,638)	562
Interest and other income (expense), net	(510)	(175)	(836)	(334)
Income (loss) before provision for income taxes	(20,012)	(353)	(24,474)	228
Income tax provision	22	22	44	44
Net income (loss)	$(20,034)	$(375)	$(24,518)	$184
Net income (loss) per share attributable to common stockholders:
Basic	$(0.17)	$(0.01)	$(0.32)	$0.00
Diluted	$(0.17)	$(0.01)	$(0.32)	$0.00
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	68,079,387	34,069,346	51,184,615	34,065,173
Diluted	68,079,387	34,069,346	51,184,615	35,064,356

Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments, net of taxes	(24)	169	(106)	162
Comprehensive income (loss)	$(20,058)	$(206)	$(24,624)	$346

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$41,438	$29,259
Restricted cash	—	1,752
Short-term investments	53,673	34,425
Accounts receivable, net	27,396	22,795
Inventories, net	82,413	76,669
Prepaid expenses and other current assets	10,698	8,657
Total current assets	215,618	173,557
Restricted cash, net of current portion	—	6,189
Property and equipment, net	54,774	56,703
Goodwill	2,230	2,230
Intangible assets, net	476	511
Other assets	4,010	1,542
Total assets	$277,108	$240,732
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$32,709	$31,132
Accrued expenses	17,612	22,222
Deferred revenue	775	716
Total current liabilities	51,096	54,070
Long term liabilities
Lease financing obligation, net of current portion	37,983	38,426
Other long-term liabilities	8,242	8,657
Total liabilities	97,321	101,153
Commitments and contingencies
Redeemable convertible preferred stock	—	376,404
Stockholders’ equity (deficit)
Common stock	9	3
Additional paid-in capital	557,285	116,055
Accumulated deficit	(377,495)	(352,977)
Accumulated other comprehensive income (loss)	(12)	94
Total stockholders’ equity (deficit)	179,787	(236,825)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$277,108	$240,732

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$(24,518)	$184
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,117	2,557
Stock-based compensation	8,464	4,248
Other	93	39
Changes in assets and liabilities:
Accounts receivable, net	(4,601)	3,083
Inventories	(5,744)	667
Prepaid expenses and other assets	(4,507)	(1,896)
Accounts payable, accrued expenses and other long-term liabilities	(3,969)	4,721
Deferred revenue	58	(117)
Net cash (used in) provided by operating activities	(32,607)	13,486
Cash flows from investing activities
Purchases of short-term investments	(54,009)	(4,459)
Proceeds from sales of short-term investments	25,362	5,830
Proceeds from maturities of short-term investments	9,207	31,932
Purchases of property and equipment	(100)	(56)
Net cash (used in) provided by investing activities	(19,540)	33,247
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting commissions and discounts	96,517	—
Dividends paid	(35,000)	—
Proceeds from exercise of stock options	328	19
Payment of initial public offering costs	(4,892)	—
Payments on lease obligations	(568)	(496)
Net cash provided by (used in) financing activities	56,385	(477)
Net increase in cash, cash equivalents and restricted cash	4,238	46,256
Cash, cash equivalents and restricted cash
Beginning of the period	37,200	13,543
End of the period	$41,438	$59,799

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$41,438	$51,858
Restricted cash, current	—	1,313
Restricted cash, non-current	—	6,628
Total cash, cash equivalents and restricted cash	$41,438	$59,799

Supplemental disclosures of noncash activities
Equipment acquired under capital lease obligations	$95	$46
Deferred IPO costs included in accounts payable and accrued expenses	$585	$—
Capital expenditures included in accounts payable and accrued expenses	$9	$18

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, non-GAAP net loss per share and non-GAAP adjusted revenue, which are non-GAAP financial measures, provide investors with additional useful information in evaluating our performance.
We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense; (5) professional fees and expenses and executive termination expenses related to our Innovation Strategy; (6) litigation and settlement fees associated with certain non-ordinary course litigation; and (7) the IPO Bonuses, including associated payroll taxes and expenses, and third-party costs associated with our IPO. We calculate non-GAAP net loss per share as net loss divided by the weighted average shares of common stock outstanding adjusted to give effect to the automatic conversion of 49,100,928 shares at the beginning of April 1, 2021 of the Company’s redeemable convertible preferred stock in 49,649,023 shares of common stock in connection with our IPO. We calculate non-GAAP adjusted revenue as revenue adjusted to exclude an estimated $3.7 million of COVID-19 stock-up impact primarily in Diapers and Wipes during the three months ended June 30, 2020.

Adjusted EBITDA, non-GAAP net loss per share and non-GAAP adjusted revenue are financial measures that are not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes. Additionally, we believe that non-GAAP net loss per share provides investors and securities analysts useful information to evaluate the one-time impact of the conversion of our redeemable convertible preferred stock to common stock that occurred in conjunction with our IPO and the comparability of our weighted average shares of common stock outstanding on a go forward basis. We believe that the use of non-GAAP adjusted revenue is helpful to our investors and analysts in evaluating the impact of COVID-19 on our business.

Adjusted EBITDA, non-GAAP net loss per share and non-GAAP adjusted revenue are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of stock-based compensation expense, (4) it does not reflect other non-operating expenses, including interest expense, (5) it does not include the IPO Bonuses, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO, (6) it does not reflect tax payments that may represent a reduction in cash available to us, and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of adjusted EBITDA, non-GAAP net loss per share and non-GAAP adjusted revenue may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA, non-GAAP net loss per share or non-GAAP adjusted revenue in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA, non-GAAP net loss per share and non-GAAP adjusted revenue alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

Revenue was $74.6 million for the second quarter of 2021, compared to revenue of $72.4 million for the second quarter of 2020, resulting in revenue growth of $2.2 million, or 3%. Excluding an estimated $3.7 million of revenue attributable to COVID-19 stock-up behavior, we estimate revenue for the second quarter of 2020 would have been $68.7 million, resulting in revenue growth of $5.9 million, or 9%, for the second quarter of 2021.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(20,034)	$(375)	$(24,518)	$184
Interest and other (income) expense, net	510	175	836	334
Income tax provision	22	22	44	44
Depreciation and amortization	1,027	1,328	2,117	2,557
Stock-based compensation	6,626	2,325	8,464	4,248
Innovation Strategy expenses(1)	—	—	—	571
Related IPO costs and other transaction-related expenses(2)	11,085	—	12,160	—
Adjusted EBITDA	$(764)	$3,475	$(897)	$7,938
(1)     Includes professional fees and expenses and executive severance and termination expenses related to our Innovation Strategy.
(2)    Includes IPO-related costs, including bonus payments, and other transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.

The following table presents a reconciliation of net loss per share, attributable to common shareholders, the most directly comparable financial measure stated in accordance with GAAP, to non-GAAP net loss per share, attributable to common shareholders, for the period presented:

	For the three months ended June 30, 2021
(In thousands, except for share and per share values)	GAAP	Conversion of Redeemable Preferred Stock(1)	Non-GAAP
Net loss	$(20,034)	$—	$(20,034)
Add: gain on conversion of preferred stock(2)	28,994	—	—
Less: dividends paid to preferred stockholders(2)	(20,637)	—	—
Net loss attributable to common stockholders - basic and diluted	$(11,677)	$—	$(20,034)
Weighted average shares of common stock outstanding - basic and diluted	68,079,387	19,641,372	87,720,759
Net loss per share, attributable to common shareholders:
Basic and diluted	$(0.17)		$(0.23)
(1)     Assumes redeemable preferred stock converted on April 1, 2021.
(2)    Excluded from non-GAAP assumes there is no preferred stockholders as of April 1, 2021.